AGREEMENT#: 365

                       VALUE ADDED RESELLER AGREEMENT

THIS RESELLER Agreement for the purchase of Equipment and license of Programs (hereinafter 'Agreement") Is between Summa Four, Inc,, a Delaware Corporation, with Its principal place of business at 25 Sundial Avenue, Manchester. New Hampshire 02103-7281 (hereinafter "Summa Four) and the Reseller whose name and address Is set forth below (hereinafter "Reseller"),

Reseller:   Computer Business Sciences, Inc.
Address: 80-02 Kew Gardens Rd.
City: Kew Gardens
State: New York
ZIP: 11415

WHEREAS, Summa Four is engaged in the manufacturing, sale and license worldwide of communications equipment, and WHEREAS, Re~ markets and distributes communications equipment and other services and support to its Customers and desires to purchase and license Summa Few products and to combine such products with Reseller's products, WHEREAS, Summa Four and Reseller desire to establish a matter set of terms and conditions pursuant to which Summ Four shall sell and/or license certain of its products to Reseller for subsequent resale and/or sublicense by Reseller together With Re value added products and services to Its; customers.

NOW THEREFORE the Parties agrees as follows:

I. In this Agreement the following expressions have the following meanings unless the context denotes otherwise:

      "Purchase Order", "Order means the Reseller's purchase order which shall be subject to the terms of this Agreement whether referenced or not.

      "Equipment" means the hardware equipment and peripheral devices purchased by Reseller under this Agreement including that Equipment which is identified by the Product numbers in Summa Four's published Price Schedule.

      'Designated Equipment" means the Equipment upon which Programs shall be Installed and which is designated with a single Summa Four system serial number.

      "Documentation" means the user manuals, handbooks, demonstration software packages and other materials provided by Summa Four for use in conjunction with the Equipment and the Programs.

      "Programs" means the software programs In object code form provided to the Reseller pursuant to this Agreement by Summa Four as licensor or sub-licensor, Including any subsequent updates, Improvements or modifications which may be delivered to Reseller hereunder.
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      "Products" means the Equipment, the Programs and the Documentation, collectively. Summa Four reserves the right to modify. add to or delete from this Agreement the Products which may be available hereunder.

      'Value Added Reseller, "Reseller" means a purchaser of Products which adds substantial value to such Products (including but not limited to application programs, hardware equipment, support, services, functional and/or performance enhancements, etc.) ("Value Added Products" and resells such Value Added products to its end-user Customers.

2.    Appointment

2.1 Subject to the terms and conditions of this Agreement, Summa Four hereby appoints the Reseller as a limited and non-exclusive Reseller to resell the Value Added Products and sublicense the Programs to Its end user customers. The Reseller shall not appoint a secondary or sub-distributor or any other reseller to distribute the Value Added Products without Summa Four's prior written notice. With respect to any sales contemplated by Reseller outside of the United States, the provisions of Article 21 hereto shall apply.

2.2 It is understood and agreed by Reseller that Summa Four shall have and shall retain and any of Summa Four's affiliates, subsidiaries, distributors, agents or other resellers may have and may retain at all times the right, directly or Indirectly, to promote, market, sell, license or otherwise distribute Products in any manner and to any and all customers at all times throughout the world.

3.    Reseller Obligations

3.1 In recognition of the particular expertise necessary to market and distribute the Products and in consideration of the right to remain on authorized Reseller of this Products throughout the duration of this Agreement Reseller warrants and undertakes that:

3.1.1 It has and shall maintain tie capacity, facility, resources and personnel necessary to perform Its obligations under this Agreement,

3.1.2 It shall use its best efforts to purchase and license the minimum quantities of the Products in accordance with Reseller's Business Plan forecast set out In Attachment A to Schedule 11:

3.1.3 It shall actively promote the Products and resell Value Added Products only to its end-users all in a manner which reflects favorably an the Products and reputation of Summa Four,

3.1.4 It shall make available to Its customers professional, prompt and workmanlike Installation, timing, warranty and maintenance services;

3.1.5 It shall advise Summa Four regarding pertinent market information concerning Summa Four, the Products, market developments and customer inquiries regarding Products;

3.1.6 It shall license all Programs as specified In this Agreement:

3.1.7 It shall submit upon the date hereof and each quarter thereafter a rolling forecast of Resellers requirements for the Products for the following twelve (12) month period;

3.1.5 Upon execution of this Agreement by Reseller, Reseller will piece an order for at lead one (1) Product system for Its sole use in the development and support of additional application features and/or demonstration purposes. The configurations and prices for such system will be determined by mutual agreement of the parties.

4.    Obligations of Summa Four


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4.1   Summa Four shall:

4.1.1 Provide to Reseller such sales aids, data sheets end product brochures In such quantities as may be required In support Its customers and In no event any less than that which Is provided to other resellers;

4.1.2 Provide to Reseller technical assistance, Product updates and other Information with respect to the Products as generally provided to other resellers and/or as otherwise agreed to In the attached consulting addendum;

4.1.3 Make available training classes for the operation and support of the Products at times, rates and charges which are available to other resellers and/or as specified In the attached consulting addendum.

5.    Purchase of Equipment and License of Programs

5.1 From time to time throughout the term of this Agreement, Reseller may place purchase Orders for Products and upon receipt and acceptance by Summa Four, Summa Four will acknowledge such Order and advice Reseller of the scheduled shipment date. All such Purchase Orders shall reference the Agreement number specified above,

52 Except as otherwise provided for heroin. Reseller acknowledges and accepts responsibility for the selection and subsequent use of the Products and the results obtained thereby. Reseller also accepts responsibility for the selection, operation, and results obtained from any other third party equipment, programs, or services used In conjunction with the Products.

Prices and Discounts

0.1 The prices, license Ins, and other charges for the Products are got forth in Summa Fours then current published Price Schedule which may be amended by Summa Four from time to time throughout the term of this Agreement. Summa Four's current published Pam Schedule Is attached hereto as Schedule
      1. Such Products shall be discounted In accordance with Summa Four's then current Reseller Discount Schedule. - Summa Four's current Reseller Discount Schedule Is attached hereto as Schedule II. All orders accepted by Summa Four before the effective date of any price Increase shall be Invoiced at the price originally accepted by Summa Four if shipment of such Order is completed within ninety (90) days of such price increase. All prices are expressed and all payments must be made In U.S dollars.

6.2 Prices are exclusive of all extraneous or additional charges includng all federal, state, local, municipal, or other excise, sales, value added, use, occupation, or similar taxes now In force or enacted In the future, all of which we the responsibility of and shall be paid by the Reseller. To the extent Summa Four is required to pay any such charges or taxes. Summa Four shall Invoice the Reseller for any such payments and Reseller shallI reimburse Summa Four for such payment; within thirty (30) days of the date of the invoice therefore. It shall be the Reseller's responsibility to provide prior written verification to Summa Four of any applicable tax exemptions.

7.    Payment Terms

      Payment terms for Products shall be 50% of the value of the order upon placement of the order and the remaining 50% prior to the shipment from Summa Four.

7.2 If Reseller fails to pay any amounts when payment Is due, the Reseller shall pay Summa Four a late payment fee which shall be the lesser of 1.5% per month or the maximum rate allowed by law on such unpaid amounts, together with all costs and expenses Incurred by Summa Four in collecting such overdue amounts.


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8.    Delivery Lead Time

      Summa Four's normal delivery lead time for standard released Products is within (30) days after receipt and acceptance by Summa Four of an Order. Nevertheless, Summa Four shall always provide Reseller an acknowledgment of the actual scheduled shipment date. Summa Four will use reasonable efforts to meet the Reseller's requested delivery date If less than thirty
      (30) days and will advise the Reseller if additional charges are required to facilitate such expedited delivery. Summa Four will meet acknowledged scheduled shipment dates subject to the extent that such Products are standard, released Products which had been previously forecasted in Reseller's quarterly Product forecasts. In such event Summa Four also reserves the right to make early and/or partial shipment of Products, to Reseller.

9.    Shipment, Risk of Loss and Title

9.1 Unless otherwise requested by Reseller and agreed by the Parties, Summa Four will select the methods and routes of shipment. All Products under this Agreement shall be shipped to the Reseller, FOB, Summa Four's factory, Manchester, New Hampshire (unions designated otherwise by Summa
      Four). All transportation, rigging, cartage, and handling charges shall be paid directly by the Reseller. Summa Four may, however. Invoke the Reseller for any such charges If Summa Four is required to make any payments or prepayments directly to the carrier. Summa Four shall have no liability In connection with any shipment or for any loss or damage to the Products while In transit. Upon request, shipments may be insured by Summa Four at the Reseller's expense, In any went the Reseller shall be responsible for making claims with carriers, insurers, warehousemen, and others for misdelivery, non-delivery, loss, damage, or delay.

9.2 Title to Equipment and risk of loss for the entire Order shall pass to the Reseller upon shipment at the F.O.B. point stated above (title to Programs shall always remain vested In Summa Four or Its; licensors), Nevertheless, until all Products are fully paid for by the Reseller. the passing of title pursuant to the Uniform Commercial Code shall be deemed conditional.

10.   Force Majeure

      Neither Party will be liable for any failure to perform or delay In performance of Its obligations hereunder (except Reseller's obligation to make payments when due) caused by circumstances beyond its control Including acts of God, fires, strikes, floods or other natural emergencies or other unforseen and/or uncontrolliable events which makes performance commercially impracticable.

11.   Program License and Sublicense

11.1 In consideration of Reseller's payment of the appropriate license fees -and charges, Summa Four hereby grants to Reseller (subject to the terms and conditions of this Agreement) a non-exclusive non-transferable license to use and/or sublicense the use of each Program to its customers only on the Designated Equipment.

11.2 Title to Programs. Title to and ownership of Me Programs, including all patents, copyrights. trade secrets and proprietary rights applicable thereto, shall at all times remain solely and exclusively with Summa Four (and/or Summa Four's third party licensor) and the Reseller agrees not to take any action inconsistent with such title and ownership. Reseller acknowledges and agrees that the Programs and Documentation are proprietary to Summa Four, were developed at private expense and that no portion of such Programs shall be construed as In the public domain.

11.3 Protection of Programs. Reseller and Reseller's customer shall protect such Programs to no less extent" Reseller protects Its own proprietary Programs. In any event and always in accordance with subarticle 11.6 below, Reseller and Its customers shall not, without the prior written consent of Summa Four (which shall not be unreasonably withheld), disclose or otherwise make available such Programs, In any form, to any third person or entity. Neither Reseller nor Its customers shall translate, reverse engineer, decompile or disassemble the Programs without the prior written consent of


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      Summa Four. Reseller and/or Resellers customers may make one (1) copy of each Program for back-up or archival purposes. Nevertheless, neither the Reseller nor its customer shall remove or obscure any copyright patent, trademark, trade secret, or similar notice affixed to any Program arid shall reproduce and affix any such notice to any such copies of the Programs.

11.4 Term of License. Summa Four may terminate any license of the Program granted under this Agreement by written notice to the Reseller (who shall notify its customer directly, If applicable) If the Reseller or its customer falls to comply with any of the terms or conditions of this
      Section 11. Within thirty (30) days after discontinued use of the Programs by Reseller or Its end-user customer, as appropriate, or within ten (10) days after Summa Four has terminated any license, the Reseller shall return to Summa Four the original and all copies (Including partial copies) of such Programs and certify, in writing, to Summa Four that it has done so. The obligations of the Reseller and Its customers to protect the proprietary nature of the Programs shall survive the termination of any such license or this Agreement.

11.5 Equitable Relief. Summa Four reserves all rights and remedies It may have In lww or In equity to enforce the terms of this Agreement, including but not limited to injunctive relief and specific performance.

11.6 Sublicense Agreement. Resellers license to sublicense copies of Program to Its customer Is expressly conditional upon the prior receipt by Reseller of end-user software license terms, signed by a duly authorized officer of each such customer, which, In total, constitute sublicense terms which are no less comprehensive than the license terms of this Agreement.

11.1 Shrink-wrap Programs. Unless otherwise agreed by Summa Four, for all Programs which may be "pre- packaged" or "shrink wrapped" by Summa Four with preprinted license terms as an Integral part of such packaging, Reseller shall sublicense and/or distribute all such Programs in its original package and In the manner and form In which it was received from Summa Four. In such event, the license term which form a part of such Program will specifically apply to such Programs in lieu of the terms hereof. Reseller shall make no modifications or alterations in the packaging including the breaking of the seal of the Program license.

12.   United Warranty

12.1 All warranty obligations of Summa Four as set forth in this Section 12 are given by Summa Four solely to Reseller and may be enforced solely by Reseller. In no event shall Summa Four have any direct warranty or support obligations to any customers of Reseller unless Summa Four's then current service and/or support agreements have been entered Into directly between such customer and Summa Four.

12.2 Equipment. Summa Four warrants that upon shipment to Reseller, the Equipment shall be In good working condition, free from defects in material and workmanship and shall perform under normal use end operating conditions in accordance with Summa Four's then current published specifications for a period of one (1) year after the date of shipment. Summa Four's sole obligation with respect to claims of non-conformance made within this one (1) year warranty period described above shall be, at Its option, to repair or replace any part of Equipment which Summa Four. In Its sole discretion, determines to be defective. Reseller shall obtain a return authorization number from Summa Four prior to returning any Equipment to Summa Four under this warranty. Reseller shall prepay shipping charges for Equipment returned to Summa Four for warranty service, arid Summa Four shall pay freight charges for the return of the Equipment to the Reseller, excluding customers duties or taxes, if any. Replacement Equipment shall be new or Iike new In performance (or the same Item repaired if Identified and agreed to In the return authorization) and shall be warranted for the remaining duration of the warranty term of the non-conforming Equipment or ninety (00) days, whichever Is longer. All replaced Equipment shall become the property of Summa Four. Any claims of defects not made within such one (1) year period shall be deemed waived by Reseller.


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12.3  Programs Unless Otherwise specified by Summa Four, Summa Four warrants that the Programs shall substantially conform to Summa Four's then applicable Program specifications for a period of one (1) year after the date of shipment to the Reseller. Summa Four's sole obligation with respect to claims of material non-conformance shall be to use the effort Identified In Article 3.3 of Addendum A hereto to Identify, Isolate and thereafter Initiate remedial efforts to remedy the material non-Remedial efforts may include bug fixes, patches, work wounds or other recommendations which Summa Four may provide to Reseller. Any such remedial efforts will be given a high priority status consistent with that given to Summa Four's other high priority Resellers. Reseller acknowledges that Summa Four does not warrant that a Program's performance shall be uninterrupted or error free or that all non-conformances will be remedied.

12.4  Warranty Exclusions.

      Summa Four's warranty obligations hereunder are expressly conditioned upon
      (I)) the Products being property Installed, used and maintained at all times by Reseller and or its customers; (II) the Products not being subject to unusual mechanical stress or unusual electrical or environmental condtions or other acts of God; (iii) the Products not being subjected to misuse, accident or any unauthorized Installation/ deinstallation by Reseller and/or its customers or other third parties end; (iv) the Products not being alter or modified, unldes authorized In writing or performed by Summa Four. Summa Four does not warrant that the Products will operate In any specific combination which may be selected for use by Reseller or Its customers or that the operation of the Products will be uninterrupted or error free, or that all non-conformance or defects will be remedied. Additionally, Summa Four shall have no warranty obligations for any failure of the Products to conform to the applicable Product specifications resulting from the combination of any Product(s) with hardware and/or software not supplied by Summa Four. If Summa Four determines that any Products(s) reported as defective or non-conforming by Reseller during the warranty period Is not defective or non-conforming, Summa Four may, at Its option. charge labor provided and expenses incurred by Summa Four In connection with such determination, at Summa Four's then current rates or as otherwise agreed to in the consulting addendum.

12.5  THE WARRANTIES OF SUMMA FOUR AND REMEDIES OF RESELLER SET FORTH IN THIS
      SECTION 12, LIMITED WARRANTY, ARE EXCLUSIVE AND ARE GIVEN BY SUMMA FOUR AND ACCEPTED BY RESELLER IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH OTHER WARRANTIES BEING HEREBY EXPRESSLY AND UNEQUIVOCALLY DISCLAIMED BY SUMMA FOUR AND WAIVED BY RESELLER.

13.   Limitation of Damages

13.1 Summa Four's liability for damages to the Reseller under this Agreement for any cause or claim whatsoever regardless of the form of action, whether for breach of warranty, contract or In tort (including negligence and product liability) or otherwise, shall not exceed the greater of the aggregate price paid for the Products which caused, or allegedly caused the liability or $200,000. No action arising out of or In connection with this Agreement may be brought by Reseller more than two (2) years after the cause of action has occurred.

13.2 Furthermore, in no event will Summa Four be liable to Reseller or any other person for loss of use of Products, data, or profits, or any other special, indirect, incidental or consequential damages, arising out of or in connection with the use or performance of any Products, even if Summa Four has been advised of the possibility of such damages. Reseller shall indemnify Summa Four against all such claims which may be asserted by other third parties including its Customers.

14.   Documentation


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      All documentation provided by Summa Four together with each system of
      Products shall be delivered with such Products by Reseller to its customers. All other Documentation which may be furnished to Reseller under this Agreement is solely for Reseller's internal use. Reseller may make copies of such Documentation only to satisfy its internal requirements, provided that all such copies include the appropriate copyright and proprietary information notices. No other copies or use of such Documentation or any portion thereof, shall be made without the prior written approval of Sum.. Four. All such Documentation, and copies thereat shall be maintained In secure promises by Reseller and Reseller shall take appropriate measures to prevent the unauthorized disclosure thereof.

13. Patent and Copyright Indemnity

15.1 If notified promptly In writing of any action (and all prior claim relating to such action) brought against Reseller based on a claim that any of the Product supplied infringes a United States patent copyright or other intellectual property right Summa Four shall defend such action at its expense and pay any costs or damages finally awarded against Reseller In such action which am found to be attributable to such claim: provided that Summa Four shall have sole control of the defense (with reasonable assistance from Reseller) of any such action and all negotiations for its settlement or compromise; and further provided Reseller or Its customers shall promptly cease to use Products if so requested by Summa Four. If a final injunction is obtained against the use of any of the Products by reason of infringement of a patent copyright, or other intellectual property right, or If In Summa Fours opinion any of the Product supplied to Reseller hereunder Is likely to become the subject of a successful claim of infringement of a patent, copyright, or other intellectual property right Summa Four shall, at its option and expense, either procure for Reseller the right to continue using such Product, replace or modify the same so that it becomes non-infringing, or grant Reseller a reasonable credit for the return of such Product.

18.2 Notwithstanding the foregoing, Summa Four shall not have any liability to Reseller ort its customers under the foregoing provisions if the Infringement or claim Is based upon (i) the use of any of the Products in combination with other equipment or software which is not furnished by Summa Four. or (II) use of the Products which have been modified to Reseller's or its customers" designs, specifications or instructions. No costs or expenses shall be Incurred on behalf of Summa Four without the prior written consent of Summa Four. The foregoing provisions state the entire liability of Summa Four with respect to infringement of patents, copyrights, trademarks and other Intellectual property rights by any of the products or any part thereof or by their operation.

16.   Support Service

      Reseller may elect to purchase service and support for the Products In accordance with the then current Summa Four agreement therefore.

17.   Customer Support

17.1 As an authorized Reseller of Summa Four Products. Reseller is required to provide support for its end-user customers. At a minimum. all problems or questions from Reseller's customers regarding Summa Four Products shall be addressed directly by the Reseller (and not Summa Four) in accordance with the Reseller Support Obligations attached hereto as Addendum A.

17.2 If not already done so at the time of execution of this Agreement as soon as practicable thereafter, Summa Four and Reseller shall establish the minimum level of required service and support expertise that will be made available by Reseller directly to an of Its end-user customers throughout the Term of this Agreement. Such support program (by way of example and not, by limitation) may include the following: 1) requirements for the annual completion of Summa Four's Reseller Support, Services and Maintenance Certification Program and, 2) requirements for Reseller's on-going and expected participation at specified Summa Four hardware arid software training courses and, 3) the required spans parts Inventory that Reseller shall purchase in order to support Reseller's customers.


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18.   Term and Termination

18.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue (unless terminated as hereinbefore provided) for twelve
      (12) months thereafter ("Term"). After such Initial Term, this Agreement will remain in effect unless and until either Party terminates this Agreement upon thirty (30) days prior written notice to the other Party or this Agreement Is terminated as hereinafter stated.

18.2  Termination. This Agreement may be terminated:

      (i) At any time by either Party, If the other Party ha materially breached Its obligations under this Agreement and if the defaulting Party has not cured such default within thirty (30) days following the date upon which the non-defaulting Party has given written notice specifying the facts constituting the default;

      (ii) At any time by either Party, upon notice, If the other Party flies for or consents to any assignment for the benefit of creditors, files a petition In bankruptcy or liquidation, is adjudicated bankrupt or Insolvent or takes similar actions under laws of any jurisdiction for the general benefit of creditors of an Insolvent or financially troubled debtor.

      (iii) By Summa Four upon the breach by Reseller of Articles 11 and/or 21 In the event Reseller fails to immediately caste "or remedy the breach;

      (iv) By either Party, with or without cause, upon ninety (90) days written notice. In the event Summa Four should choose to terminate this Agreement without cause, Summa Four shall nevertheless honor any orders which May have been previously accepted by Summa Four and which remain In the backlog.

16.3 Effect of Termination. Upon termination of this Agreement for any reason, all lights and obligations of the Parties under this Agreement shall cease, except as follows:

      (i)The Reseller's obligation for fees and other charges accrued prior to the termination date shall become immediately due and payable.

      (ii) To the extent that this Agreement IS terminated for reasons not attributable to a breach by Reseller or Its customers, all sublicenses previously granted by Reseller to its customers under this Agreement to use the Programs and/or Documentation shall not be affected by the termination of this Agreement.

      (iii) The provisions of Sections 11, 11. 12, 13, 14.16 and 21 shall survive the termination of this Agreement

19. Cancellation. The cancellation of any order previously acknowledged by Summa Four will only be permitted with Summa Four's prior written approval and payment by Reseller of cancellation charges as follows:

                               Cancellation Charge
     Days Remaining Until Scheduled Shipment (Percentage of Purchase Price)

            20 - 30 Days                          20%
            10 - 19 Days                          40%
              5 - 9 Days                          60%
                0-4 Days                         100%

20.   Reseller Subsidiaries

      To the extent the Parties should choose to expand the Scope Of this Agreement to accommodate transactions between Summa Four and any of Reseller's subsidiaries, Addendum 8, Reseller ordering Locations may be added to this Agreement by amendment hereto. In such event Reseller agrees in be ultimately responsible for the prompt and faithful performance of any such subsidiary in accordance with the terms of this Agreement.


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21.   International Transactions

21.1 All Products are of United States origin. In the event Reseller should elect to export Products from the U.S., Reseller acknowledges that the export of such Products from the United States may be Subject to regulation by the U.S. Export Administration Act of 1979, as amended, and the rules and regulations promulagated thereunder, which restrict exports and re-exports of certain computer hardware, software media, technical data, and direct products of technical date, Reseller agrees to comply with all U.S. Export Administration Regulations as aare in effect from time to time (including, without limitation, all record-keeping requirements Imposed thereunder), and will not export or reexport the Products in violation of such Regulations.

21.2 Indemnification. Reseller agrees to indemnify and hold Summa Four harmless from any and all fines, damages, losses, costs and expenses (including reasonable attorneys fees) incurred by Summa Four. as a result of the breach of this Section 21 by the Reseller.

21.3 Territory. This Agreement contemplates only domestic U.S. transactions between the Parties. An such, nothing In this section 21 should give rise to the presumption that Reseller has been granted the right to resell, distribute or transfer Products and/or Value Added Products to its customers outside of the United States. To the extent the Parties agree to extend the applicability of this Reseller Agreement to include International transactions by Reseller or between Reseller's International subsidiaries and Summa Four, the parties shall amend this Agreement by Including Addendum C, International Transactions, hereto.

22.   Independent Contractors

      The relationship between Summa Four and Reseller shall at all times be that of Independent Contractors. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or any other legal relationship between the Parties other than that of buyer/seller. In no event and under no circumstances shall Reseller represent or purport to represent Summa Four or make any warranties, commitments or other representations on its behalf.

23.   Notices

      All notices given by either Party to the other Party under this Agreement shall be In writing and personally delivered or sent by registered or certified mail, return receipt requested to the other Party at its address set forth above. The date of personal delivery or the date of receipt, as the case may be, shall be deemed to be the date on which such notice is given.

24.   Assignment

      Reseller may not assign this Agreement or any of Its rights Or obligations thereunder, without the prior written consent of Summa Four.

26.   General

25.1 Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

26.2 The failure of either Party, in any one or more Instances to enforce any of the items of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

25.3 If any provision(s) of this Agreement shall, for any reason, be held to be illegal or unenforceable such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.


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

25.4 Summa Four makes no representations to the Reseller except as expressly set forth herein. The Reseller further agrees that this Agreement, (together with any addendums Or schedules hereto), is to complete and exclusive understanding of the Parties regarding the subject hereof and that this Agreement supersedes and cancels all previous and contemporaneous written and/or oral agreement and communications relating to the subject matter of this Agreement. The terms of this Agreement shall apply notwithstanding any proposed variations or additions which may be contained in any Reseller Purchase Order or other communications submitted by the Reseller. This /agreement may only be modified by written correspondence signed by an authorized representative of both Parties.

25.5 The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

26. The following Schedules and Addendums we attached hereto and made a part of this Agreement as of the Effective Date above:

          Schedule I - Price Schedule                    Yes
          Schedule It - Reseller Discount Schedule                   Yes
          Appendix A to Schedule II                      No
          Addendum A - Reseller Support Obligations                  Yes
          Addendum 8 - Reseller Ordering Locations                   ___
          Addendum C - International Transactions                    ___
          Other - Consulting Addendum                    ___

Reseller acknowledges and agrees that it has read this Agreement and understands and agrees to be bound by its terms and conditions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by its duly authorized representatives.

RESELLER                            SUMMA FOUR, INC.

Authorized Signature                Authorized Signature

/s/ Doron Cohen                     /s/ Robert J. Heggerich
------------------------            -------------------------
Doron Cohen                         Robert J. Heggerich
President                           Director, contracts
3/19/97                             3/19/97

                                   SCHEDULE II
                                       TO
                               RESELLER AGREEMENT

                           RESELLER DISCOUNT SCHEDULE

I.    Reseller Forecast; Initial Forecast; Discounts

      A) Reseller's business plan and Product. purchase foam Is attached hereto as Attachment A. In accordance therewith, Reseller forecasts that in the Initial Term, Reseller shall purchase and take delivery of that quantity of Products, whose aggregate list price shall be no less than $3,000,000.

      B) In consideration of such forecast, all hardware Products on Purchase Orders placed by Reseller during the initial Term shall be discounted at a discount percentage of 40%. Programs and services are not entitled to any discount unless specifically noted as being eligible therefor on Summa Four's then currant price list.

      C) Should this Agreement be extended either monthly or for additional terms after the Initial Term the discount percentage which shall be applied to Hardware Products an all subsequent Reseller Purchase Orders accepted by Summa Four shall be that then current discount which Summa Four grants to other Reseller's which is associated with the actual level of Aggregate List Price Dollar purchases of Products shipped to Reseller in the preceding Term. Summa Four's current Discount Schedule is detailed below.

II.   Discount schedule

         Aggregate Dollar Volume
         of Reseller Purchases In     Discount Percentage
         Preceding Year               On Hardware Purchases
         --------------               ---------------------
         (in $thousands)
         LESS than $100                        0%
         $100-500                             25%
         $500-1500                            30%
         $1500-3000                           35%
         $3000+                               40%

                                   ADDENDUM A

                          RESELLER SUPPORT OBLIGATIONS

1.0 RESELLER RESPONSBILITIES

RESELLER will be the primary customer contact point for questions, problems and assistance concerning the Products whether or not Products an under warranty or extended support from Summa Four. RESELLER shall provide support Services to its customers for the Products which shall include but not necessarily be limited to the following:

      a) telephone Customer response line to respond to questions regarding installation and use of the Products;

      b) telephone customer response line to respond to customer's suspected code defects and documentation error regarding installation and operation of the Products;

      c)    Product maintenance through Maintenance Modifications to customers;

      d)    RESELLER personnel are Summa Four support trained:

      e)    Have available an adequate supply of recommended spare parts;

      f) RESELLER to contact Summa Four Technical Support and obtain the appropriate Return Authorization (RA) prior to returning defective components, and

      g) RESELLER will provide general technical assistance and levels 1& 2 support as set in Section 3.1 and 3.2 below.

2.0 SUMMA FOUR RESPONSIBILITIES

Summa Four will provide Level 3 and general technical assistance as set forth In
Article 3.3, below.

3.0   WORK SPECIFICATIONS

3.1 RESELLER's customers will initiate requests for support by contacting RESELLER directly. The RESELLER representative will contact the request originator and initiate remedial action on the problem. RESELLER will perform the following Level I and Level 2 support responsibilities:

      Level I support is defined as a problem which is completely disabling a previously working service or one which is preventing Reseller's customer from using 4 service. Level I Support includes, but is not limited to:

      a)    create the Problem Description (PD);

      b) call the customer and obtain a description of the problem and verify its severity;

      c)    search the RESELLER data base for known problems,

      d)    provide available resolution If known problem;

      e)    recommend local RESELLER assistance as required;

      f) it no resolution, pass PD to Level 2; and update PD, documenting Level I actions;

      Level 2 support Is defined as a problem which is imputing a Reseller customer's ability to provide a stable service, or which is preventing the launch of a now service for which them is no viable workaround Second level support includes, but Is not limited to:

      a)    receive the PD from Level 1;

      b) analyze the problem symptoms and gather additional date from customer as required;

      c)    search the RESELLER database for known problems.

      d)    provide available resolution if known problem;

      e)    recommend local RESELLER assistance as required,

      f) recreate problem on RESELLER Test System, if possible or at customer site via remote seem;

      g) determine if error is. due to Improper installation of the Products by the customer;

      h) determine if suspected error Is due to peripheral or other 3rd party equipment or software at the customer location or as part of the Integrated system;

      i) attempt bypass at circumvention for high impact problems, i.e., Severity I and 2;

      j) if no resolution and problem appears to be a newly discovered code or documentation error, create Escalated Problem Description (EPD) record,

      k) if suspected error appears to be in a Licensed Program(s), notify Summa Four of the EPD providing problem description and supporting documentation and materials.

      l) at Summa Four's request, RESELLER will assist in obtaining additional information or materials from customer to support EPD, problem Source Identification and problem resolution;

      m)    update EPD documenting Level 2 actions; and

      n) RESELLER will provide detailed product and problem information to Summa Four as a prerequisite to Invoking Level 3 Support. Such information should include, but not limited to, system serial number, location, problem description and print out of error log, updated EPD and a list describing what RESELLER attempts were made to fix problem.

3.3 Summa Four will perform the following Level 3 support responsibilities to the extent such Products are under warranty to RESELLER or covered under an extended support Agreement with RESELLER.

      Level 3 support is defined as a problem which is affecting (but not preventing) the customer's ability to operate or support their network and which may be addressed by Summa four in a subsequent Program maintenance release, Typically a functional or configuration matter that can be worked-around Level 3 support includes but may not be limited to:

      a) receive the EPD from RESELLER, supporting documentation and materials and issue a call ticket number, 30 minute telephone response time an a 7 day by 24 hours to emergency calls. The Summa Four support center is staffed Sam to 5pm, Monday through Friday Eastern Time for all other call requests;

      b)    analyze the problem symptoms and diagnose the suspected error;

      c) notify RESELLER Level 2 Support if additional information materials or documentation is required;

      d)    attempt to recreate the problem on Text System, if required;

      e) assist RESELLER In attempting to develop a workaround or circumvention for high Impact problems e.g., Severity 1 and 2;

      f) determine if maintenance modifications are required to the Licensed Program(s);

      g) if maintenance modifications are required to the Licensed Program(s), and such modifications are agreed to be provIded, Summa Four will provide code correction to RESELLER;

      h) return call documentation to RESELLER with one of the defined PD Closing Cods assigned, including describing the resolution of in the, event a code error was found, provide the rational for the closing of the ticket number;

      i) Provide final documentation for the purpose of updating or closing the trouble ticket, when appropriate;

      j) receive from RESELLER technical questions (regardless of whether severity Level 1, 2 or 3) and supporting documentation and materials;

      k)    analyze the technical questions and provide answers;

      l) provide technical backup support to RESELLER an Products including assistance in Problem Determination, Problem Source Identification and Problem Diagnosis. In addition Summa Four shall provide assistance in answering questions that may arise concerning the operation and use of the Licensed Program(s) that cannot be resolved by RESELLER;

      m) In accordance with Summa Four's then current standard operating procedures, Summa Four may provide a corrected version of the Licensed Program(s) that includes all maintenance modifications to the Licensed Program(s), if available, Additional corrected versions of the Licensed Program will be provided as determ ined by Summa, Four and based upon the severity of the problem.

      n) Summa Four will maintain procedures to endeavor to ensure that new fixes are compatible with previous fixes;

      p) packaging of maintenance modifications and migration code will be done as mutually agreed to by RESELLER and Summa Four; and

      q) If on site Summa Four support is requested by RESELLER, Summa Four will respond an a best efforts basis but within two business days, and RESELLER will be billed at the then current ad published rates and charges. Such response time is limited to critical, Severity I problems.

                                  ADDENDUM "B"
                                       TO
                               RESELLER AGREEMENT

                           RESELLER ORDERING LOCATIONS

In accordance with section 19 of the above referenced Agreement, the following Reseller subsidiaries may place orders under this Agreement. As such, each such subsidiary shall be subject to the terms and conditions of this Agreement:


1.____________________________________________________________

2.____________________________________________________________

3.____________________________________________________________

4.____________________________________________________________

5.____________________________________________________________

                                   ADDENDUM C
                                       TO
                               RESELLER AGREEMENT

                           INTERNATIONAL TRANSACTIONS

In accordance with Section 20.3 of the above referenced Agreement, the following International subsidiaries of Reseller which are identified on Addendum A may place orders subject to the following additional conditions:

      1. All Products shall be shipped by Summa Four, EXW Summa Four's Factory, Manchester, New Hampshire.

      2. In addition to Reseller's responsibility for all costs, expenses and charges identified in Section 2.1 of the above referenced Agreement Reseller also agrees to be liable for all other costs and expenses associated with the export or import of such Products (excluding the cost to obtain any required export licenses from the United States) Including any duties, value added taxes (VAT) or Other local charges,

      3. Notwithstanding the payment terms of Section 7 and unless otherwise agreed by Summa Four all payments shall be made In U.S. dollars through a confirmed, irrevocable sight letter of credit drawn art a U.S. bank (of Summa Four's choice) in form and substance satisfactory to Summa Four.

      4. Reseller acknowledges that all Products and/or Proprerty Information which may be provIded hereunder are of United States Origin and are licensed for toe only In the country of original destination and as such, are subject to all applicable United States Government Laws and regulations governing or relating to the export of such Products from the U.S.

            Furthermore, Reseller acknowledges that it shall comply fully with all such export/re-export related laws and regulations (including local country regulation or other applicable multinational conventions) which may be applicable to the Reseller's import use, resale or re-export of such Products from rich country of original destination.

      5. Reseller's obligations stated above shall survive termination or expiration of this Agreement

      a. Type Approvals. Reseller acknowledges that Summa Pour makes no representations or warranties tot the Products comply with any local country telecommunications approvals safety or other standards (Type Approvals) which may be established from time to time by the local PTT or other authorities.